Exhibit 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA  70130

NEWS RELEASE
CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	October 23, 2007
tcarlson@whitneybank.com

WHITNEY ANNOUNCES STOCK REPURCHASE PROGRAM

New Orleans, Louisiana.     Whitney Holding Corporation (NASDAQ--WTNY) today announced a program to repurchase up to 4 million shares, or approximately 5.9%, of Whitney’s outstanding common stock.  The stock will be repurchased from time to time at management’s discretion in the open market, by block purchase, in privately negotiated transactions or as otherwise allowed by securities laws and regulations.
The repurchase authorization expires December 31, 2008.  The timing and ultimate number of shares repurchased will be based upon such factors as Whitney’s stock price and trading volumes, and general market and economic conditions.  Repurchases may be discontinued at any time.  The shares repurchased will be held as treasury shares and may be used by the Company, as needed, for general corporate purposes, which include reissuances in connection with employee stock option exercises or other employee stock plans.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.

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